Registration No. 333-180317

As filed with the Securities and Exchange Commission on January 24, 2023.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 4

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	20-0034461
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(304) 363-4800

(Address, including zip code, and telephone number, Including area code, of registrant’s principal executive offices)

COPIES TO:

Larry F. Mazza President and Chief Executive Officer MVB Financial Corp. 301 Virginia Avenue Fairmont, West Virginia 26554-2777 (304) 363-4800 (304) 366-8600 (Fax)	James J. Barresi, Esq. Aaron A. Seamon, Esq. Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 (513) 361-1200

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: From time to time after the effective date of this registration statement

If the only securities to be registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 on Form S-3 is being filed to reflect that MVB Financial Corp.’s (the “Company”) Dividend Reinvestment Plan adopted on February 21, 2012 (the “Plan”), amended on March 21, 2014 and September 4, 2015, has been further amended to (i) decrease the number of shares of common stock available under the Plan from 1,000,000 to 500,000, which shares of common stock are hereby deregistered and (ii) make such other administrative changes to the Plan prospectus. A fully updated prospectus is being filed herewith. No new shares of common stock have been added to the Plan and the registration fees with respect to the shares of common stock registered under the registration statement were paid at the time of the original filing of the registration statement.

PROSPECTUS

MVB Financial Corp.

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(304) 363-4800

500,000 Shares of Common Stock

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We are offering to our shareholders of record the opportunity to purchase shares of MVB Financial Corp. common stock through our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). If you elect to participate in the Plan, you may have the following investment options:

•

Full Dividend Reinvestment – Under this option, the Plan Agent (as hereafter defined) reinvests all cash dividends on all shares of MVB common stock registered in the shareholder’s name and on all shares credited to the shareholder’s account under the Plan and permits the shareholder to make optional cash payments for the purchase of additional shares in accordance with the Plan.

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Partial Dividend Reinvestment – Under this option, the shareholder directs the Plan Agent to reinvest the cash dividends on less than all of the shares of MVB common stock registered in the shareholder’s name and may make optional cash payments for the purchase of additional shares in accordance with the Plan. Shareholders selecting this option must specify the number of shares of stock on which he, she or it would like to reinvest dividends. Cash dividends on the remaining shares will be paid in accordance with MVB’s normal practices. Dividends on all shares held in the Plan must be reinvested.

•

Optional Cash Payments – Under this option, the shareholder directs the Plan Agent to purchase additional shares in accordance with the Plan. The dividends on all shares held in the Plan will be reinvested.

To participate in the Plan, you can enroll online at www.computershare.com/investor or you can complete, sign and mail an enrollment form to Computershare, P.O. Box 43006, Providence, RI 02940-3006. For overnight delivery service, you must send the materials to Computershare at 150 Royall Street, Suite 101, Canton, MA 02021. Shareholders who do not wish to participate in the Plan will continue to receive checks for their cash dividends, as declared.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of MVB Financial Corp. common stock are not savings accounts, deposits or other bank obligations, and neither the FDIC nor any other governmental agency insures these securities.

The date of this Prospectus is January 24, 2023

i

No person may give any information or make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this Prospectus. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered in connection with our Dividend Reinvestment and Stock Purchase Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references means MVB Financial Corp., and its subsidiaries, and all references in this prospectus to “stock,” “common stock,” “our stock” or “your stock” refer to our common stock.

MVB FINANCIAL CORP.

MVB Financial Corp. (the “Company,” “MVB” or “we”) is a financial holding company organized as a West Virginia corporation in 2003 that operates principally through its wholly-owned subsidiary, MVB Bank, Inc. (“MVB Bank”). MVB conducts a wide range of business activities, primarily commercial and retail (“CoRe”) banking. MVB also continues to be involved in new innovative strategies to provide independent banking to corporate clients throughout the United States by leveraging recent investments in financial technology (“Fintech”) related companies, as further described in MVB’s filings with the SEC which are incorporated by reference into this joint proxy statement/prospectus. MVB considers Fintech companies as those entities that use technology to electronically move funds.

MVB Bank was formed on October 30, 1997 and chartered under the laws of the State of West Virginia. MVB Bank commenced operations on January 4, 1999. MVB Bank offers its customers a full range of products and services, including various demand deposit accounts, savings accounts, money market accounts and certificates of deposit, commercial, consumer and real estate mortgage loans and lines of credit, cashier’s checks, safe deposit rental facilities, and non-deposit investment services offered through an association with a broker-dealer.

MVB’s common stock is traded on NASDAQ under the symbol “MVBF.” The Company’s principal executive office is located at 301 Virginia Avenue, Fairmont, West Virginia 26554 and its telephone number is (304) 363-4800.

For more information about the Company, see “Where You Can Find Additional Information” in this prospectus.

DESCRIPTION OF THE PLAN

Provided below is a description of our Dividend Reinvestment and Stock Purchase Plan, which was adopted by MVB’s Board of Directors on February 21, 2012, and amended on April 15, 2014, to increase the number of shares of common stock available to the Plan from 500,000 to 1,000,000, to reflect the stock split in the form of a stock dividend on March 21, 2014, and further amended on September 4, 2015 to reflect that dividend payments, if declared, would be made quarterly. Previously, such payments were made on a semi-annual basis. The Plan was further amended to decrease the number of shares of common stock available to the Plan from 1,000,000 to 500,000.

Purpose

1.	What is the Purpose of the Plan?

The purpose of the Plan is to provide shareholders of record of our common stock with a convenient and economical opportunity to reinvest some or all of their cash dividends and make optional cash payments to purchase additional shares of common stock, without payment of any brokerage commission or Plan charge.

The administrator for the Plan is Computershare Trust Company, N.A. and Computershare Inc. acts as service agent for Computershare Trust Company, N.A. Computershare Trust Company, N.A. and Computershare Inc. are referred to herein together or interchangeably as the “Plan Agent” or “Computershare.” At our discretion, we can direct the Plan Agent to purchase the additional shares directly from us, using either originally issued or treasury shares, or we can direct the Plan Agent to purchase the additional shares in the open market. If we issue new shares of stock or treasury shares instead of purchasing shares in the open market, we will receive new equity capital funds which we will use for general corporate purposes.

Advantages and Disadvantages

2.	What are the Advantages and Disadvantages of the Plan?

You may automatically reinvest some or all of the cash dividends on your shares of common stock in additional shares of MVB. You are not required to pay any fees in connection with your purchases under the Plan. The Plan permits fractional shares, as well as whole shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Plan because the Plan Agent will do so for you. The Plan Agent also offers safekeeping of other registered shares of our common stock in addition to the shares credited to your account under the Plan. You will receive statements reflecting all current activity in your account, which will simplify your record keeping.

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the “value” of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account.

Administration

3.	Who Administers the Plan?

The Plan Agent administers the Plan, keeps records, sends you statements of account and performs other duties relating to the Plan. Computershare Trust Company, N.A. holds in safekeeping certificates for shares purchased for you under the Plan until termination of your participation in the Plan or until the Plan Agent receives your request for withdrawal of a portion of your shares. MVB and the Plan Agent may adopt such procedures as we, in our sole discretion, deem reasonable to facilitate administration of the Plan to ensure compliance with any regulatory changes. The Plan Agent also acts as Transfer Agent for our stock. Computershare Inc. acts as service agent to the Plan Agent and as a result, conducts the Plan Agent’s duties as mentioned above.

Participation

4.	Who is Eligible to Participate?

If you are a holder of record of MVB stock, you are eligible to participate in the Plan. If you do not wish to participate in the Plan, you will receive cash dividends, as declared and paid, by check, wire transfer, or other payment mechanisms.

Beneficial owners of our common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares of our common stock transferred into the beneficial owner’s name from that of the broker, bank or other nominee holding shares on behalf of the beneficial owner. Alternatively, a beneficial owner may seek to arrange with the beneficial owner’s broker, bank or other nominee to participate in the Plan on the beneficial owner’s behalf.

The right to participate in the Plan is not transferable to another person apart from a transfer of a participant’s shares of common stock of MVB. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan, or in which MVB determines in its sole discretion that causing the Plan to comply with state law requirements would be onerous, are not eligible to participate in the Plan.

5.	How Do I Participate?

If you are a holder of record of our common stock, you may join the Plan at any time by completing, signing and mailing an enrollment form to the Plan Agent. The enrollment form and a return envelope are provided for this purpose. An enrollment form may also be obtained either by:

•	Calling Computershare toll free at 1-800-368-5948;

•	Sending a written request to the Plan Agent in the manner indicated in response to Question 6; or

•	Enrolling at www.computershare.com/investor

If the Plan Agent receives a completed enrollment form prior to any record date for a dividend payment, you will be accepted into the Plan and your dividends will be reinvested for that dividend payment date. If the Plan Agent receives the signed enrollment form after such date, you may not be eligible to participate in the Plan for the dividend at that date, but your participation in the Plan will commence with the following dividend payment date. Dividend payment dates are anticipated to be the 15th of March, June, September and December. Record dates ordinarily are fifteen (15) business days prior to a dividend payment date.

The Plan does not represent a guarantee of future dividends. The payment of dividends will always be subject to the discretion of our Board of Directors and will depend upon earnings, financial requirements, governmental regulations and other factors.

6.	Where Should I Direct Correspondence Regarding the Plan?

All correspondence concerning the Plan should be addressed to:

Computershare

P.O. Box 43006

Providence, RI 02940-3006

And addressed as follows for overnight delivery service:

Computershare

150 Royall Street, Suite 101

Canton, MA 02021

You may also contact Computershare by phone as follows:

Telephone: 1-800-368-5948

between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

If you are sending certificates in for safekeeping, send the certificates along with a letter of instruction to the address listed above. We recommend you use Registered Mail.

Any notice, statement, or report which is required or permitted to be given to you by MVB or the Plan Agent will be in writing and deemed to be made when mailed to you at the most recent address provided by you to Computershare.

Website: www.computershare.com/investor

7.	What Does the Enrollment Form Provide?

The Enrollment Form appoints and authorizes the Plan Agent to reinvest all or a portion of your cash dividends on shares of stock registered in your name. Please note that cash dividends on whole and fractional shares held in the Plan are automatically reinvested regardless of which investment option is selected.

The Enrollment Form enables you to purchase additional shares of MVB common stock by choosing one of the following investment options:

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Full Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends on all shares of MVB common stock registered in your name and on all shares credited to your account under the Plan, and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

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Partial Dividend Reinvestment – Directs the Plan Agent to reinvest the cash dividends on less than all of the shares of MVB common stock registered in your name and permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan. If you select this option, you must specify the number of shares of stock on which you would like to reinvest your dividends. You will be sent a check for the dividends on the remaining shares registered in your name. The dividends on all stock held in the Plan will be reinvested. The dividends from at least 10% of the shares owned by you must be reinvested in order to qualify for partial reinvestment.

•	Optional Cash Payments – Directs the Plan Agent to purchase additional shares in accordance with the Plan. The dividends on all shares held in the Plan will be reinvested.

The Plan Agent will apply the cash dividends to the purchase of additional common stock.

8.	May Additional Cash Amounts be Contributed to the Plan to Purchase Shares of MVB Stock?

Yes, you may send cash to the Plan Agent for investment in additional shares of common stock. The Plan Agent should receive optional cash purchases, at least three (3) business days but not more than thirty-five (35) business days prior to an investment date. Funds not received within this time frame will be returned to you without interest. Optional cash payments will be invested only quarterly. You may make an optional cash purchase as follows:

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By sending a personal check, drawn from a U.S. bank in U.S. currency payable to Computershare with the Enrollment Form; or after you have joined the Plan, through the use of the detachable stub, which will be attached to each statement of account you receive. The check should include your account number and be made payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Plan Agent is unable to accept checks clearing through non-U.S. banks. The Plan Agent will not accept cash, money orders, traveler’s checks or third-party checks.

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You may also make optional cash purchases through Computershare Investor Center accessible at www.computershare.com/investor by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.

You may not make any single optional cash payment of less than Fifty Dollars ($50.00) or aggregate optional payments that exceed Fifty Thousand Dollars ($50,000.00) during any quarterly period. Amounts less than Fifty Dollars ($50.00) singly or in excess of Fifty Thousand Dollars ($50,000.00) for the quarterly period will be refunded to you without interest. For purposes of determining the Fifty Thousand Dollar ($50,000.00) limitation, all Plan accounts deemed by us to be under common control or management will be aggregated.

You have no obligation to make any optional cash payments.

The Plan Agent will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from optional cash payments promptly on the investment date.

If the Plan Agent does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Agent may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, a “Returned Funds” fee of Thirty-Five Dollars ($35.00) will be charged. The Plan Agent may place a hold on your account until the “Returned Funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

9.	How May I Change Options Under the Plan?

You may obtain information about changing investment options by contacting the Plan Agent. The toll free telephone number is 1-800-368-5948 and the website is www.computershare.com/investor. Or you can complete, sign and mail a new Enrollment Form to the Plan Agent. Any such change must be received by the Plan Agent prior to any record date in order to ensure that your option is changed for that dividend payment (see also Question 7).

Purchases

10.	How Are Shares of Common Stock Acquired Under the Plan?

The Plan Agent uses reinvested dividends to acquire shares of common stock for you. We may, at our discretion, direct the Plan Agent to (1) purchase treasury shares or newly issued shares from us, or (2) purchase shares in open-market transactions.

Our common stock is traded on NASDAQ under the symbol “MVBF.”

11.	When Will Shares Be Purchased Under the Plan?

Purchases of common stock made with reinvested dividends or using optional cash purchases will be made quarterly during the 30-day period beginning with the dividend payment date, or the Investment Date. All optional cash payments must be received at least three (3) business days but not more than thirty-five (35) business days prior to the Investment Date, with purchases made on a quarterly basis. If declared, it is anticipated that dividends will be paid on March 15, June 15, September 15 and December 15 of each year, with a record date of March 1, June 1, September 1 and December 1, respectively. If the record or payment date is on a holiday, then the next business day will be used. If dividends cannot be invested during this period, such funds will be forwarded to you. You will not be paid interest on such funds forwarded to you. The first reinvestment of your cash dividends will coincide with the dividend payment date following the Plan Agent’s timely receipt of your completed enrollment form in the manner indicated in response to Question 5.

12.	What Will Be the Price of Shares Purchased Under the Plan?

At our sole discretion, stock purchased under the Plan may be purchased through open market purchases or as “original issue” stock directly from MVB’s authorized and unissued stock.

For shares purchased on the open market, the Plan Administrator may combine your funds with funds of other Plan participants and generally will batch purchase types (cash dividend, and optional cash purchases) for separate execution by its broker. At the Plan Agent’s discretion, these batches may be combined and executed by its broker. The Plan Agent may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of common stock, the Plan Agent’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share common stock purchased for each Plan participant’s account, whether purchased with reinvested cash dividends or with optional cash purchases, shall be the weighted average price of the specific batch for shares of common stock purchased by the Plan Agent’s broker on that investment date. Neither MVB nor any participant will have any authority or power to direct the date, time, or price at which shares of common stock may be purchased or the selection of a broker or dealer through or from whom purchases are to be made.

If we direct the Plan Agent to purchase newly issued or treasury shares with your dividends for reinvestment, the price per share will be the fair market value of a share of common stock to be determined by the average of the highest and lowest trading price for the Company’s stock on the determination date, as quoted by NASDAQ for the applicable date or, if no trades occurred on such date, using the next preceding date on which such prices were quoted.

13.	How Many Shares Will Be Purchased for Me?

Your account will be credited with the number of shares (including fractional shares) equal to the total amount to be invested, divided by the applicable purchase price per share.

14.	Will I Incur any Expenses in Connection with Purchases Under the Plan?

No. We will pay any fees, service charges, or other fees incurred on any purchases under the Plan. Such payments will not be included in your per share purchase price, but will be deemed to be income for tax purposes (see Question 29). However, if you request the Plan Agent to sell your shares, you will pay per share fees (which include any applicable brokerage commissions the Plan Agent is required to pay) and sales fees (see Question 20).

Reports to Participants

15.	What Kind of Reports Will Be Sent To Me?

After each purchase, the stock acquired for your account will be credited as soon as practicable to your account and you will be furnished with a statement of your holdings. The statements are a cumulative record of current activity plus the cost of purchases. These statements will also provide a record of specific cost basis information in accordance with applicable law. You should retain all statements for tax purposes. If you request a reconstruction of your Plan transactions, you must reimburse the Plan Agent for its costs in assembling such data if still available. The Plan Agent will not retain such records indefinitely.

In addition, you will receive future prospectuses for the Plan and copies of other communications sent to holders of our stock, including quarterly reports, annual reports, the notice of annual meeting, proxy statement and the information needed for reporting dividend income for federal income tax purposes.

Dividends on Fractional Shares

16.	Will I Receive Dividends on Fractions of Shares Held in My Account?

Yes. Dividends on all whole and fractional shares will be computed to the nearest cent, credited to your account, and reinvested in additional shares in accordance with your instructions on your Enrollment Form.

Certificates for Shares

17.	Will Certificates Be Issued for Stock Purchased Under the Plan?

Stock purchased under the Plan will be registered in the name of the Plan Agent (or its nominee), and certificates for such shares will not be issued to you unless requested. Instead, the number of shares credited to your account under the Plan will be shown on your statement. This service eliminates the need to safekeep certificates against loss, theft or destruction.

Certificates for any number of whole shares credited to your account will be issued at any time upon your request. You can use the tear off portion of your account statement or write a letter of instruction that can be mailed to the Plan Agent at the address shown in the response to Question 6 or you can call the Plan Agent at 1-800-368-5948 or go to www.computershare.com/investor to request certificates.

Certificates for fractions of shares will not be issued. Any remaining whole and fractional shares will continue to be held in the Plan. You will be charged certificate fees of $25.00 per online transaction or $40.00 per telephone transaction.

When certificates are issued to you, future dividends on these shares are treated in accordance with your instructions as indicated in your most recent Enrollment Form. However, if your account is reduced to zero as a result of the withdrawal of shares and you are not reinvesting the dividends on any shares owned by you of record, you are deemed to have withdrawn from the Plan.

An institution that is required by law to maintain physical possession of certificates must make a separate request for the issuance of certificates for each quarterly dividend.

18.	In Whose Name Will Certificates Be Registered When Issued?

Your account will be maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued at your request.

Sale, Transfer and Pledging of Shares

19.	What Happens When I Sell or Transfer All of the Shares Registered in My Name?

If you dispose of all of the common shares registered in your name, but you still have shares credited to your account under the Plan, the Plan Agent will continue to reinvest the dividends on those shares credited to your account, subject to termination of your participation (Questions 22-25).

20.	What Happens When I Sell or Transfer a Portion of the Shares Registered in My Name and Held For My Account Under the Plan?

You may sell some or all of your common stock held in your plan account, even if you are not withdrawing from the Plan. You may sell your shares either through your broker or through the Plan Agent. If you are reinvesting the cash dividends on all of the common stock registered in your name and dispose of a portion of such shares, the dividends on the remaining shares registered in your name and those credited to your account will continue to be reinvested.

If you are reinvesting the cash dividends on less than all of the common stock registered in your name and you dispose of a portion of such shares, the Plan Agent will continue to reinvest the dividend on the same number of shares as originally authorized as long as you have at least that number of shares still registered in your name. You will be sent a check for the dividends on any remaining shares registered in your name.

If you elect to sell through a broker that you have selected, you must first request the Plan Agent. to move your shares to the Direct Registration System and then have your broker request Computershare to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the Plan Agent. to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The Plan Agent will generally move your shares to DRS or issue certificates for your shares approximately three business days after your request is received.

Alternatively, you may send the Plan Agent a request to sell some or all of the shares held in your Plan account. You have the following choices when making a sale:

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Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Agent will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The Plan Agent will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan Agent will seek to sell shares in round lot transactions. For this purpose, the Plan Agent may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Agent’s broker for each aggregate order placed by the Plan Agent and executed by the broker, less a service fee of $25 and a per share fee of $0.12 per share sold.

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Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Agent directly at 1-800-368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Agent’s broker, less a service fee of $25 and a per share fee of $0.12 per share sold. The Plan Agent will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Agent directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

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Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Agent at its sole discretion or, if the Plan Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Agent directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

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Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if the Plan Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-368-5948. There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC Limit Order sale.

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Plan Agent is required to pay. Fees are deducted from the proceeds derived from the sale. The Plan Agent may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Agent to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The Plan Agent reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the Plan Agent to sell shares for a batch order sale or market order sale are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders and GTC limit order sales, and no one, other than the Plan Agent, will select the broker(s) or dealer(s) through or from whom sales are to be made.

21.	May Shares in a Plan Account Be Pledged or Assigned?

No. If you wish to pledge stock credited to your account, you must request that certificates for such shares be issued in your name.

Terminating Participation

22.	How Do I Terminate My Participation in the Plan?

You must contact the Plan Agent in order to terminate your participation. You may either choose to write a letter of instruction or fill out the tear off portion of your account statement. You may mail your request to the address shown in the response to Question 6. You may also terminate participation by calling the Plan Agent at 1-800-368-5948 or through the Plan Agent’s website at www.computershare.com/investor.

Upon termination, the Plan Agent will continue to hold your shares in book-entry form (unless you request a certificate be issued for all whole shares held in your account under the Plan) and a cash payment for any fraction of a share valued at market price as determined by the Plan Agent less any applicable fees.

23.	When May I Terminate My Participation in the Plan?

You may terminate your participation in the Plan at any time by contacting the Plan Agent. You should note that for any requests to terminate shares received near a record date for an account whose dividends are to be reinvested, the Plan Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Agent will process the termination as soon as practicable, but in no event later than five (5) business days after the investment is complete.

24.	May I Terminate the Reinvestment of Dividends on Shares Held in My Name and Still Remain in the Plan?

Yes. You may terminate the reinvestment of dividends paid on shares registered in your name and leave shares previously purchased for your account in the Plan. The dividends on all shares held in the Plan will be reinvested.

25.	May the Plan Agent Terminate My Interest in the Plan?

Yes. The Plan Agent may terminate your interest in the Plan by notice in writing to you. Upon termination, the Plan Agent must follow the procedures set forth in Question 22.

Other Information

26.	How Is My Account Handled When I Die?

The Plan Agent will hold your account and reinvest cash dividends as usual until there is contact from the legal representative of your estate. The legal representative can request transfer instructions from the Plan Agent. These same procedures will be followed in the event you are adjudicated incompetent.

27.	What Happens if MVB Issues a Stock Dividend or Declares a Stock Split or Has a Rights Offering?

Any whole or fractional shares issued in connection with a stock dividend or stock split by us on shares of common stock held in the Plan for your account will be credited to your account. Stock dividends or split shares issued on shares registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

28.	How Will My Shares Be Voted at Meetings of Shareholders?

For each meeting of shareholders, you will receive a proxy card that will enable you to vote all whole shares registered in your name, if any, as well as all whole shares credited to your account under the Plan and, if properly signed, will be voted as marked. As in the case of nonparticipating shareholders, if your proxy is not properly marked, all of your whole and fractional shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned or returned unsigned, those shares will be voted only if you or your representative votes in person at the meeting.

29.	What Are the Federal Income Tax Consequences of Participation In the Plan?

The following discussion is provided for purposes of general information only. Participants are advised to consult their own tax advisors to determine how the federal income tax laws apply to their own situations.

Reinvestment of Dividends

If the shares purchased are newly issued shares, participants will be considered to have received a taxable dividend for federal income tax purposes equal to the fair market value as of the investment date of the shares purchased with the reinvested dividends. If the shares are purchased through market transactions, participants will be treated as having received a dividend equal to the cash dividend paid by us increased by the amount of fees (which include any applicable brokerage commissions the Plan Agent is required to pay) and charges paid to the agent by us. Those dividend amounts will become your basis in the shares purchased, and your holding period of those shares will begin on the day following the date of purchase.

Additional Information Applicable to Reinvestment of Dividends

A corporate shareholder generally is eligible for a 50 percent dividends-received deduction under current federal tax laws, subject to certain conditions.

Upon the receipt of whole shares credited to your account, either upon your request for certificates or book-entry registration for those shares or upon withdrawal from or termination of the Plan, you will not realize any taxable income. However, if you receive, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit in your account, you will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and your tax basis of that fractional share. You will realize gain or loss upon the sale or exchange of shares after withdrawal from the Plan. The amount of that gain or loss will be the difference between the amount which you receive for each whole share and your tax basis for the shares.

The tax basis of any shares acquired through the Plan with reinvested dividends or optional cash investments generally will be equal to the amount paid for the shares. Gains or losses upon the sale of shares held for more than one year are classified as long-term, while gains or losses attributable to shares held for less than one year are classified as short-term. Generally, sales and exchanges classified as long-term are subject to a reduction in the tax rate applicable to the gain. The holding period for shares acquired through the Plan will begin on the day after the investment date.

In the case of any participant as to whom federal income tax withholding on dividends is required, the Plan Agent will make dividend reinvestment net of the amount of tax required to be withheld.

The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. You should consult your own tax advisors regarding the federal, state, local and other tax consequences (including the effects of any changes in law) of your participation in the Plan.

30.	What Is the Plan Agent’s Responsibility under the Plan?

The Plan Agent, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of any of the following:

•	the failure to terminate your account upon your death

•	the price or prices at which shares are purchased for your account

•	the times when such purchases are made

•	fluctuation in market value of our common stock

If we determine not to sell that number of shares required to invest funds available for investment and in the event that the Plan Agent is unable to purchase sufficient shares in market transactions to invest all available funds, the Plan Agent and MVB shall not be accountable for the inability to make purchases at such times. The Plan Agent will promptly mail to you a check payable to your order in the amount of any unapplied funds, without interest thereon.

31.	May the Plan Be Changed Or Discontinued?

We reserve the right to amend, suspend, modify or terminate the Plan in any manner and at any time. Notice will be sent to you of any suspension, material modification or termination. The Plan Agent reserves the right to resign at any time upon reasonable notice to us in writing. We may terminate the Plan Agent at any time upon like notice. Notice of any material amendment, modification, suspension or termination will be sent to you. Upon such notice, you shall in all events have the right to withdraw from the Plan.

32.	Who Interprets and Regulates the Plan?

We reserve the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan’s operations.

33.	What Law Governs the Terms and Conditions of the Plan?

The terms and conditions of the Plan and its operations are governed by the laws of the State of West Virginia, and to any federal laws regulating us or the Plan Agent.

USE OF PROCEEDS

We propose to use the proceeds from the sale of our common stock pursuant to the Plan for general corporate purposes. We will not realize any proceeds from the purchase of shares in open market transactions pursuant to the Plan.

DESCRIPTION OF COMMON STOCK

General Rights

The articles of incorporation and bylaws of MVB govern MVB’s shareholders. MVB’s shareholders have the following rights:

•	Holders of stock are entitled to one vote for each share of stock and to receive pro rata any assets distributed to shareholders upon liquidation.

•	Shareholders do not have preemptive rights.

•	Shareholders have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters’ rights.

•	The board of directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

Dividends and Dividend Rights

MVB shareholders are entitled to receive dividends when and as declared by the board of directors, subject to various regulatory restrictions and the preferences that apply to any shares of preferred stock outstanding at the time. Dividends by MVB are dependent on the ability of MVB Bank to pay dividends to MVB. Dividends of MVB Bank are subject to the restrictions contained in W. Va. Code § 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a Bank’s surplus fund until the surplus fund equals the amount of its capital stock. MVB Bank has met this provision of the statute. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank’s net profits for that year combined with its retained net profits for the preceding two years. The statute defines “net profits” as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

MVB’s future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy.

Voting Rights

All voting rights with respect to MVB are vested in the holders of MVB’s common stock. In the election of directors, the shareholders of MVB have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give a candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

Liquidation

Upon any liquidation, dissolution or winding up of its affairs, the holders of MVB common stock are entitled to receive pro rata all of the assets of MVB for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Preemptive Rights

The holders of common stock of MVB have no preemptive rights to subscribe to any additional securities which MVB may issue. If MVB should decide to issue any of its common shares in a public or private stock offering, the effect could be to dilute the percentage ownership of those shareholders before such stock offering.

MVB common stock is listed on NASDAQ under the symbol “MVBF.” The transfer agent for MVB common stock is Computershare.

Indemnification

Directors and officers of MVB or persons serving at the request of MVB as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct or criminal acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Antitakeover Provisions

MVB’s articles of incorporation and bylaws contain the following anti-takeover provisions.

•

Staggered Directors’ Terms. The directors of MVB are elected for staggered terms of three years with no more than one-third of the directors being elected in any one year. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB’s management.

•

75% Vote Required to Remove Directors. MVB’s articles of incorporation and bylaws provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director, with or without cause. This provision in MVB’s articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

•

MVB’s Articles of Incorporation Would Contain Supermajority Provisions. The supermajority provisions in MVB’s articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB would be required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.

•

Amendment of Bylaws. MVB’s articles also require a two-thirds affirmative vote of the members of the board to amend the bylaws to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the chairman of the board of the directors and the president. The purpose of a supermajority requirement is to prevent a shareholder with a majority of MVB’s voting power from avoiding the requirements of the foregoing by simply repealing them.

•

Fair Price Provision. MVB’s articles of incorporation contain what is known as a “fair price provision.” The fair price provision requires the approval of at least 75% of MVB’s shares entitled to vote to approve transactions with an interested shareholder except in cases where either; (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB’s board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of MVB’s board of directors are given, the normal requirements of West Virginia law would apply.

•

An “interested shareholder” is any person, other than MVB or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of MVB’s voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders.

•

A “disinterested director” is any member of the board of directors of MVB who is not affiliated with an interested shareholder and who was a director of MVB prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

Advantages of MVB Financial’s Antitakeover Provisions

The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of MVB. The purpose of these provisions is to discourage and to insulate MVB against hostile takeover efforts which MVB’s board of directors might determine are not in the best interests of MVB and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

Disadvantages of MVB Financial’s Antitakeover Provisions

The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a majority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Additionally, we file annual, quarterly and current reports with the SEC. You can read and copy any document we file at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549-5561. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

You should rely only on the information contained in this prospectus. MVB has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of these securities.

Available Information

We are subject to the informational requirements of the Exchange Act and files with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may inspect our filings on the SEC’s web site at www.sec.gov or on our website at www.mvbbanking.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to MVB Financial Corp., 301 Virginia Avenue, Fairmont, West Virginia 26554, Attention: Corporate Secretary, telephone: (304) 363-4800 or by email to lmccormick@mvbbanking.com.

Incorporation by Reference

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. We incorporate into this Prospectus the following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Our Annual Report on Form 10-K filed on March 10, 2022 for the fiscal year ended December 31, 2021.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed on May 2, 2022.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 filed on August 8, 2022.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed on November 8, 2022.

•

Our current reports on Form 8-K filed on January 27, 2022, March  14, 2022, June  6, 2022, August  12, 2022, August  15, 2022, August 25, 2022 (excluding that information designated in such Current Report as furnished and not filed), September  14, 2022, October 3, 2022 (including as amended by current report on Form 8-K/A filed on December  15, 2022), October  11, 2022, October  19, 2022, January  18, 2023 and January 19, 2023.

•	Our definitive proxy statement filed on April 7, 2022.

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed December 4, 2017, including any subsequent amendment or any report filed for the purpose of updating such description.

•

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of shares hereunder.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request a copy of any or all the reports or documents that have been incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Prospectus incorporates). You may request copies by writing or telephone us at: 301 Virginia Avenue, Fairmont, West Virginia 26554-2777; telephone number (304) 363-4800. In addition, these incorporated documents are posted on and can be accessed from the Company’s Internet website at the following URL address: http://www.mvbbanking.com. The Company makes this information available on its website free of charge as soon as reasonably practicable after the Company electronically files the information with, or furnishes it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed above.

Risk Factors

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this Prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.

Forward-Looking Statements

Some of the statements made in the documents incorporated by reference in this Prospectus are forward-looking statements which are subject to uncertainties that could cause our actual results to differ materially from such statements. These uncertainties are described in our above-referenced Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any of our forward-looking statements for any reason.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon by Squire Patton Boggs (US) LLP, counsel to MVB.

EXPERTS

FORVIS, LLP (formerly Dixon Hughes Goodman LLP), independent registered public accounting firm, has audited our consolidated financial statements, and the effectiveness of internal control over financial reporting, as included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on the report pertaining to such financial statements and the effectiveness of our internal control over financial reporting given on their authority as experts in accounting and auditing.

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is January 24, 2023. You should not assume that the information in this prospectus is still accurate as of any later date.

MVB FINANCIAL CORP.

Dividend Reinvestment

and Stock Purchase Plan

Common Stock

PROSPECTUS

Dated January 24, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated fees and expenses payable by MVB in connection with the issuance and distribution of the common stock following the effectiveness of this Registration Statement are provided below:

Registration Fee	$1,261	*
Printing Expenses	$300
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,500
Miscellaneous	$0

Total	$27,061

*	Represents filing fee previously paid. All other expenses are estimates.

Item 15. Indemnification of Directors and Officers.

Section 31D-8-851 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

Section 31D-8-856 of the West Virginia Business Corporation Act provides that a West Virginia corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (ii) liability arising out of conduct that constitutes (a) receipt by him or her of a financial benefit to which he or she is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law. A corporation must indemnify an officer who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding.

The Company’s Articles of Incorporation provide that the Company shall indemnify, to the fullest extent permitted by law, any current or former legal representative, officer or director of the Company or a person serving as a director, officer, employee or agent of another corporation at the Company’s request against all expenses, liability and loss incurred by him in connection with a claim or proceeding against him by reason of his being or having been in such role. Expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in such proceeding shall be paid in advance by the Company; provided, however, that such payment shall only be made upon delivery to the Company of an undertaking that such person agrees to repay all advanced amounts if it is ultimately determined that such person is not entitled to indemnification under the Company’s Articles of Incorporation.

We have obtained directors’ and officers’ liability insurance. The policy provides for $10.0 million in coverage, with punitive damages excluded.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairmont, State of West Virginia, on January 24, 2023.

MVB Financial Corp.
(Registrant)

By:	/s/ Larry F. Mazza
Larry F. Mazza
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Larry F. Mazza or Donald T. Robinson, or either of them, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry F. Mazza	President, Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2023
Larry F. Mazza

/s/ Donald T. Robinson	President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2023
Donald T. Robinson

/s/ W. Marston Becker	Chairman of the Board	January 24, 2023
W. Marston Becker

/s/ John W. Ebert	Director	January 24, 2023
John W. Ebert

/s/ Daniel W. Holt	Director	January 24, 2023
Daniel W. Holt

/s/ Gary A. LeDonne	Director	January 24, 2023
Gary A. LeDonne

/s/ Kelly R. Nelson	Director	January 24, 2023
Kelly R. Nelson

/s/ Lindsay A. Slader	Director	January 24, 2023
Lindsay A. Slader

/s/ Cheryl D. Spielman	Director	January 24, 2023
Cheryl D. Spielman

/s/ Jan L. Owen	Director	January 24, 2023
Jan L. Owen

EXHIBIT INDEX

Exhibit Number	Description	Exhibit Location

3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed March 16, 2015.

3.2	Bylaws	Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed June 22, 2018.

5	Opinion of Squire Patton Boggs (US) LLP as to the legality of the securities being registered	Filed herewith.

23.1	Consent of Independent Registered Public Accounting Firm — FORVIS, LLP	Filed herewith.

23.2	Consent of Squire Patton Boggs (US) LLP	Included as part of opinion filed as Exhibit 5

24	Power of Attorney	Filed herein as part of signature page.

99.1	Dividend Reinvestment and Stock Purchase Plan	Filed herein as a part of the prospectus under the heading “Description of the Plan.”

99.2	Enrollment Form	Incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form S-3DPOS, filed on September 4, 2015.